Exhibit 16

August 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20459

                Re:     SysComm International Corporation

Dear Sir or Madam:

                SysComm International Corporation informed us that it has replaced us with J.H. Cohn LLP, as the Company's independent accountants.

                We have read Item 4 of the Company's Current Report on Form 8-K dated August 1, 2002 and are in agreement with the statements contained in paragraph (a) therein.

Very truly yours, /s/ RUBIN, BROWN, GORNSTEIN & CO. LLP Rubin, Brown, Gornstein & Co. LLP